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                                                                    Exhibit 99.2

                           CALIFORNIA MICROWAVE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars In Thousands, Except Per Share Amounts)
                                   (Unaudited)
                            Year ended June 30, 1998

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
Revenue                                                              $ 175,300
Costs of revenue                                                       112,409
                                                                     ---------
Gross margin                                                            62,891

Expenses:
Research and development                                                17,986
Sales, marketing and administration                                     40,115
Amortization of intangible assets                                        1,377
Restructuring and other charges
                                                                         4,055
                                                                     ---------
       Total expenses                                                   63,533
                                                                     ---------
Operating income (loss)                                                   (642)

Interest expense, net                                                    (3659)

Income (loss) from continuing operations before
   income taxes                                                         (4,301)
Provision for (benefit from) income taxes                               (4,059)
                                                                     ---------
Income (loss) from continuing operations                                  (242)

Discontinued Operations:
Income (loss) from discontinued operations,
   net of income taxes                                                   3,515
Loss on disposal, net of income taxes                                  (11,033)
                                                                     ---------
                                                                        (7,518)
                                                                     ---------
Net income (loss)                                                    $ ( 7,760)
                                                                     =========

Basic earnings (loss) per share:
Income (loss) from continuing operations                             $   (0.01)
Income (loss) from discontinued operations                               (0.46)
                                                                     ---------
Net income (loss)                                                    $   (0.47)
                                                                     =========

Weighted average common shares                                          16,363

Diluted earnings (loss) per share:
Income (loss) from continuing operations                             $   (0.01)
Income (loss) from discontinued operations                               (0.46)
                                                                     ---------
Net income (loss)                                                    $   (0.47)
                                                                     =========

Weighted average common shares and dilutive
   common share equivalents                                             16,363
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